Exhibit 21.1

                              DBS Industries, Inc.
                              List of Subsidiaries



1. E-Sat, Inc., a Colorado corporation (80.1%)

2. Newstar Limited (wholly-owned)

3. Global Energy Metering Service Inc. (wholly-owned)